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Exhibit 15.1

January 6, 2004

The Board of Directors and Stockholders of Rigel Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Rigel Pharmaceuticals, Inc. pertaining to the 2000 Equity Incentive Plan of Rigel Pharmaceuticals, Inc. of our reports dated April 21, 2003, August 13, 2003 and November 13, 2003 relating to the unaudited condensed interim financial statements of Rigel Pharmaceuticals, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively.

Very truly yours,

/s/ ERNST & YOUNG LLP

Palo Alto, California
January 6, 2004

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  Exhibit 15.1